Exhibit 12
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                  Union Carbide Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                     (Millions of dollars, except ratios)
                     For the Year Ended December 31, 1998

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Fixed Charges:
     Interest expensed                                               114
     Interest capitalized                                             43
     Amortized premiums/discounts related to indebtedness              -
     Amortized capitalized expenses related to indebtedness            -
     Estimate of the interest within rental expense                   19
     Preference security dividend requirements of
       consolidated subsidiaries                                       -
     Charges arising from guarantees of equity investees              67
Total Fixed Charges                                                  243

Earnings
     Pretax income from continuing operations                        689
     Less:
       Partnership income                                             33
     Sub-total                                                       656
     Add:
       Fixed charges                                                 243
       Amortization of capitalized interest                           17
       Distributed income of equity investees                        123
       UCC's share of pre-tax losses of equity investees
         for which charges arising from guarantees are
         included in fixed charges                                   (62)
     Less:
       Interest capitalized                                           43
       Preference security dividend requirements of
         consolidated subsidiaries                                     -
       Minority interest in pre-tax income of subsidiaries
         that have not incurred fixed charges                          -
     Total Earnings                                                  934

Ratio of Earnings to Fixed Charges                                   3.8

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income of consolidated companies from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (a) fixed charges, (b) amortization of capitalized interest, (c) distributed income of equity investees and (d) the Company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries. The Company has a 45 percent equity investment in Equate Petrochemical Company (Equate). During 1998, the Company severally guaranteed 45 percent of Equate's long-term debt and working capital financing needs. Interest charges associated with guarantees of outstanding borrowings totaled $67 million for the year ended December 31, 1998, and have been included, along with the Company's equity in Equate's pre-tax loss for the same period, in the calculation of the ratio of earnings to fixed charges.

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